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                                                                   EXHIBIT 10.17

                                HypoVereinsbank


                                              Business Clients Branch Ingolstadt
TEMIC Telefunken                              Am Stein 10
Hochfrequenztechnik GmbH                      Mailing Address:
Mr. Rainer Kempf                              Postfach 210264
Kriegsstrasse 1                               85049 Ingolstadt
85098 GroBmehring                             Telefax (0841) 3103-333


Point of Contact                              Telephone             Date
Gerhard Schreiner/sh                          (0841) 3103-302       9 Sept. 1999


Granting of a General Line of Credit


Dear Mr. Kempf,


We are pleased to again grant you a line of credit.


Amount:                                     DM 5,000,000.00
                                            (in words: DM five million)
                                            to be used either as:


                                            1. Current account credit on
                                               account no. 4473213


                                            2. Euroloan on several accounts


Intended Use:                               The loan is for commercial purposes.

Duration:                                   Until 31 August 2000

Terms: Ref. 1.: 6.50% p.a. on the amount utilised within the scope of the line of credit.

                                            This interest rate shall be valid
                                            until further notice. The bank has
                                            the right to increase the interest
                                            rate when the cost of refinancing on
                                            the money market has increased. In
                                            the event of a decrease of the cost
                                            of refinancing, the bank will also
                                            decrease the interest rate.
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                           Accounts shall be balanced at the end of each
                           quarter.

                           Ref. 2.: We request you co-ordinate the amount and the interest rate of the individual Euroloan tranches from time to time.

Collateral:                This current account credit is provided to you
                           without the provision of collateral. However, rights to collateral which exist or arise according to the General Terms and Conditions remain unaffected.

Equal Treatment Clause:    Other banks providing loans shall not be put in a
                           better position than us regarding collateral (for similar loans) and information and this agreement with the other banks is also in writing. We have the right at all times to inspect the loan agreements/contracts of the other banks.

Additional Agreement:      As agreed upon with you, you will take us into
                           consideration in a reasonable manner in the allocation of business.

Insofar as you want to borrow Euro funds against your line of credit, we herewith confirm to you, also on behalf of the HypoVereinsbank Luxembourg Societe Anonyme, our willingness to extend this loan to you. This extending of Euroloans is given under the reservation of the respective funds being available on the Euromarket and in the event of this transaction being passed to our subsidiary in Luxembourg, in accordance with the enclosed "Terms and Conditions for Euroloans of the HypoVereinsbank Luxembourg Societe Anonyme".

According to the provisions of bank supervisory rules (Section 18 German Banking Act (Kreditwesengesetz)), in the event of the extending of loans - prior to the loan being extended as well as during the total duration of the loan relationship - banks must examine the economic situation of the borrower, in particular by inspection of annual accounts.

Upon acceptance of this loan agreement, you therefore obligate yourself to send us your duly signed annual accounts on a regular basis. The Federal Supervisory Agency for Banking has determined a deadline of nine months after the effective date of the balance sheet for the submission of annual accounts or, if these are not completed, for the submission of equivalent documents.

Additionally, our General Terms and Conditions are applicable which are available for examination in each branch office and which can be made available to you at any time upon request.
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As an indication of your agreement, please sign the enclosed copy of this letter and return it to us.

This loan commitment replaces the commitment of 3 September 1998.

Information in accordance with Section 8 Money Laundering Act
(Geldwaschegesetz):

 .  I am /we are acting on my/our own account.


 . I am /we are acting on the account of a third party. Name and address of the person/company for which the loan has been taken out:

--------------------------------------------------------------------------------

Please mark the applicable option. Any change shall be notified to us in writing without delay.

We look forward to future pleasant business relations.

Sincerely yours,
Bayerische Hypo- und Vereinsbank
Aktiengesellschaft


[signature]           [signagure]
Gerhard Schreiner     Stefan Trofer



                                                  TEMIC TELEFUNKEN
                                                  Hochfrequenztechnik GmbH
                                                  Kriegstrasse 1
                                                  D-85098 GroBmehring
                                                  [signature]
                                                   ---------
                                                  TEMIC Telefunken
                                                  Hochfrequenztechnik GmbH

Place, Date
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                       Terms and Conditions for Euroloans

               of the HypoVereinsbank Luxembourg Societe Anonyme

The following terms and conditions apply to Euroloans of the HypoVereinsbank Luxembourg Societe Anonyme (hereinafter referred to as "HypoVereinsbank Luxembourg":

1. Upon becoming due for payment, capital and interest shall be remitted, without any deductions, to the account of HypoVereinsbank Luxembourg at the Bayerischen Hypo- und Vereinsbank Aktiengesellschaft (hereinafter "Bank") (stated in the Euroloan confirmation letter of the HypoVereinsbank Luxembourg). Interest shall be calculated according to the number of calendar days divided by 360.

2. The HypoVereinsbank Luxembourg has been empowered by you to give the Bank instructions on your behalf upon maturity of the loan to remit to the HypoVereinsbank Luxembourg the amount required to cover the loan and the interest. In this case, the HypoVereinsbank Luxembourg reserves the right to assign the loan claim against you, including any collateral directly provided for it, to the Bank.

3. The HypoVereinsbank Luxembourg is herewith expressly empowered to obtain all information relating to you from the Bank which it considers to be necessary in connection with the loan. Equally, it is herewith expressly empowered to give such information to the Bank.

4. Should taxes, charges or other burdens (e.g., due to the implementation of a minimum reserve obligation, amendment to domestic or foreign currency provisions, etc.) be levied on the HypoVereinsbank Luxembourg in connection with the loan, and/or should such be increased, these shall be assumed by you in the full amount

5. Land charges which you have taken out in favour of the Bank or which you have assigned or will assign to the Bank as well as objects and assigned claims which have been transferred to the Bank as collateral shall also serve to secure the respective claims of the HypoVereinsbank Luxembourg from the business relationship with you, in particular from the granting of loans. The agreements on collateral concluded between you and the Bank shall be respectively applicable to the legal relationship between you and the HypoVereinsbank Luxembourg.

     All property, claims and other rights, to which the Bank has an entitlement to a lien based on its claims against you, shall serve as a lien against you for the claims of the HypoVereinsbank Luxembourg defined in the paragraph above. Insofar as the
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     lien of the HypoVereinsbank Luxembourg concerns moveable property, you shall herewith assign your present and future contractual claims for repossession against the Bank to the HypoVereinsbank Luxembourg.

     The HypoVereinsbank Luxembourg will obtain the approval of the Bank, as assignee, and your consent to concurrently hold the loan collateral in trust for the HypoVereinsbank Luxembourg.

6. The HypoVereinsbank Luxembourg has the right to call in the loan with immediate effect for an important reason which makes a continuation of the loan unreasonable for the HypoVereinsbank Luxembourg, also after your justified concerns have been reasonably taken into account. In particular, such reason exists when you have made incorrect statements regarding your financial situation or if a substantial decrease of your assets or a substantial threat to your assets occurs, in particular, if enforcement (e.g., sale by public auction or judicially enforced receivership) in an encumbered piece of land is ordered, or if you cease payments, or if bankruptcy or settlement or similar proceedings are commenced against your assets.

7.   For borrowers with business seat or domicile in the Federal Republic of
     Germany: German law shall apply for all legal relationships between you and the HypoVereinsbank Luxembourg.

     For borrowers with business seat or domicile outside the Federal Republic of Germany: The laws of Luxembourg shall apply for all legal relationships between you and the HypoVereinsbank Luxembourg, place of jurisdiction for any disputes shall be Luxembourg or the responsible court at your business seat/domicile, according to the election of the HypoVereinsbank Luxembourg.


Terms and Conditions for Euroloans of the HypoVereinsbank Luxembourg S.A. /Version 11/98